Exhibit 99.1

Charlotte’s Web Reports 2024 Fourth Quarter

and Year-End Financial Results

2024 Delivered Quarterly Growth and Large Scale Cost Optimization

Louisville, Colo. March 19, 2025 - (TSX: CWEB, OTCQX: CWBHF), Charlotte’s Web Holdings, Inc. (“Charlotte’s Web” or the “Company”), a market leader in full spectrum hemp extract wellness products, today reported financial results for the fourth quarter and year-ended December 31, 2024.

2024 Business Highlights

•	Achieved sequential quarterly revenue growth throughout 2024
•	Reduced operating expenses by over $22.4 million while strengthening operational performance
•	Successfully launched a new e-commerce platform with significantly enhanced capabilities
•	Expanded retail distribution, including 847 Walmart stores and now with a presence on Walmart.com, as well as Chewy.com, America’s largest online pet retailer
•	Introduced new product innovations, including functional mushroom gummies and CBD gel caps
•	Reduced operating expenses by over $22.4 million while strengthening operational performance

“2024 marked a turning point for Charlotte’s Web operationally as we delivered consecutive quarterly revenue growth, strengthened operations, and positioned the Company for sustained growth in 2025,” said Bill Morachnick, Chief Executive Officer of Charlotte’s Web. “With the successful launch of new product innovations, expanded retail partnerships, and transition underway to in-house manufacturing, we have laid the foundation for further strengthening the business in 2025. We're particularly excited to announce that we will soon be offering our functional mushroom gummies on Amazon.com, representing our first meaningful presence on Amazon and introducing the Charlotte's Web brand to millions of potential new customers. This not only diversifies our revenue streams but also reflects our commitment to access, including where consumers increasingly purchase health and wellness products. We are committed to delivering shareholder value through disciplined execution and continued expansion, evolving as a broader botanical wellness leader, beyond CBD.”

"Disciplined expense and cash flow management were top priorities throughout 2024," added Erika Lind, Chief Financial Officer. "Our omnichannel strategy and operational optimization have been instrumental in navigating a complex regulatory environment while improving our cost structure. We executed significant expense reductions, reduced cash burn, and improved efficiencies across the business. The substantial improvement in our fourth quarter Adjusted EBITDA1 performance reflects the effectiveness of these measures, positioning us to continue reducing cash burn as we approach positive cash flow. We anticipate further improvements in 2025.”

2024 Business Review

Charlotte’s Web made significant strides in 2024, stabilizing its business and advancing strategic initiatives across product innovation, retail expansion, and operational efficiency.

Omnichannel Expansion and E-Commerce Growth

The Company’s new e-commerce platform, launched in mid-2024, improved site performance, enhanced the shopping experience and drove higher customer engagement. Advanced customer tools and marketing automation have increased conversion rates and sales volumes. New retail partnerships were added, including Walmart for topicals and Chewy.com for pet wellness products, further strengthening Charlotte’s Web’s national footprint. The transition toward an omnichannel model allows Charlotte’s Web to leverage direct-to-consumer (DTC), retail, and third-party platforms, streamlining distribution while broadening consumer accessibility.

New Product Innovations

New product innovations and categories included a successful expansion into minor cannabinoid CBN with the launch of Stay Asleep CBN Gummies, demonstrating strong demand for targeted botanical solutions and reinforcing Charlotte’s Web’s position in sleep wellness. In addition, launched in Q4 2024, Charlotte’s Web expanded into botanical wellness beyond CBD with functional mushroom gummies for focus, stress support, and energy.

Operational Efficiencies and Cost Management

Preparation for in-house manufacturing of gummies for full commercial production progressed in Q4 2024, with production ramp-up expected in 2025, improving margins and enhancing speed-to-market for future innovations. Expense reductions initiated in early 2024 materially lowered operating costs by $22.4 million, with similar spending continuing in 2025. The Company ended 2024 with $22.6 million in cash reserves, and the discipline of stringent expense management supports a strategic roadmap toward positive cash flow.

“With deeper retail penetration, new product categories, and improved operational efficiencies, we enter 2025 with momentum,” added Morachnick. “Charlotte’s Web is positioned to lead the next growth phase in botanical wellness while creating lasting value for shareholders.”

DeFloria Milestone

On February 24, 2025, the Company announced that the U.S. Food and Drug Administration ("FDA") completed its review of the Phase 1 data and Investigational New Drug ("IND") application submitted by DeFloria, Inc., an entity in which the Company is a stakeholder. The FDA has concluded that DeFloria may now proceed with the Phase 2 clinical trial for its botanical pharmaceutical candidate, AJA001 Oral Solution, a treatment for symptoms of autism spectrum disorder ("ASD").

DeFloria is a collaboration between Charlotte’s Web, Ajna Biosciences, and British American Tobacco to develop AJA001 as a treatment for irritability associated with autism spectrum disorder. AJA001 employs the Company's proprietary full-spectrum cannabidiol hemp extract derived from one of its patented cultivars. Charlotte’s Web has rights related to manufacturing for any eventual commercialization of AJA001 as an FDA-regulated botanical drug. Being the manufacturer of this product could represent a substantial long-term revenue opportunity for Charlotte's Web upon potential FDA approval.

Financial Review

The following table sets forth selected financial information for the periods indicated:

	Three months ended		Year ended
	December 31,		December 31,
U.S. $ millions, except per share data	2024	2023	2024	2023

Revenue	$12.7	$15.9	$49.7	$63.2
Cost of goods sold	$7.6	$7.0	$28.4	$27.6
Gross profit	5.1	8.9	21.3	35.6

Selling, general and administrative expenses	10.6	18.6	53.3	75.6
Goodwill and asset impairments	—	0.6	—	0.6
Operating loss	(5.5)	(10.3)	(32.0)	(40.6)

Gain on initial investment in uncosolidated entity	—	—	—	10.7
Change in fair value of financial instruments and other	(0.1)	3.7	0.6	9.3
Other income (expense) , net	2.2	(1.4)	1.6	(2.7)

Income tax expense	—	(0.5)	—	(0.5)
Net loss	$(3.4)	$(8.5)	$(29.8)	$(23.8)
EPS basic and diluted	$(0.02)	$(0.06)	$(0.19)	$(0.16)
Adjusted EBITDA	$0.3	$(6.5)	$(12.6)	$(22.7)
Assets:			Dec 31, 2024	Dec 31, 2023
Cash and cash equivalents			$22.6	$47.8
Total assets			$113.4	$152.5
Liabilities:
Long-term liabilities			$70.4	$73.3
Total liabilities			$86.4	$97.0

Fourth Quarter 2024 Financial Review

Consolidated net revenue for the fourth quarter ended December 31, 2024, was $12.7 million, compared to $15.9 million in the fourth quarter of 2023. Revenue increased modestly on a quarter-over-quarter basis versus Q3 2024 revenue of $12.6 million.

Quarterly revenue trend for 2024:

	Q1	Q2	Q3	Q4
U.S. $ millions	2024	2024	2024	2024
Total revenue	$12.1	$12.3	$12.6	$12.7

In the fourth quarter, some retailers were negatively impacted by state regulations restricting the sale of certain CBD products, despite meeting federal requirements. However, e-commerce revenue increased quarter-over-quarter following the launch of the Company’s new e-commerce platform.

Gross Profit in Q4 2024 was $5.1 million, or 40.2% of revenue, compared to Gross Profit of $8.9 million, or 56.0% of revenue, in Q4 2023. The reduction in gross margin reflected holiday promotional investments, temporary shipping inefficiencies, and reduced fixed cost absorption on lower-than-expected revenue. The Company models gross margin to return above 50% in 2025.

Total selling, general, and administrative (“SG&A”) expenses in the quarter were $10.6 million, a 43% improvement from $18.6 million in Q4 2023. Stringent expense controls were implemented during the year to better align with current revenue levels.

Net loss for the fourth quarter of 2024 was $3.4 million, or ($0.02) per share basic and diluted, compared to a net loss of $8.5 million, or ($0.06) per share basic and diluted, for the fourth quarter of 2023.

Excluding depreciation, amortization and other non-cash items, Charlotte’s Web reported positive Adjusted EBITDA1 for the fourth quarter of 2024 of $0.3 million, a $6.8 million improvement compared to negative Adjusted EBITDA of $6.5 million in the fourth quarter of 2023.

Fiscal Year 2024 Financial Review

On a year-over-year basis, consolidated net revenue for the twelve months ended December 31, 2024, was $49.7 million, a decrease of 21.4% from $63.2 million in 2023. Revenue was negatively impacted by inflationary impacts on consumer spending and reduced retailer shelf allocations to the CBD category. The Company adopted a new e-commerce platform mid-year that has resulted in improving marketing, customer management, and sales volumes.

Gross profit for the year ended December 31, 2024, was $21.3 million, compared to $35.6 million for the year ended December 31, 2023. Gross profit was negatively impacted by a $4.1 million increase in inventory provision for 2024 due to the revaluation of aged hemp based on current market conditions. The increase was partially offset by lower inventory expenses and other variable costs associated with lower revenue in 2024. Gross profit before inventory provision was $25.4 million, or 51.1%, and $36.6 million, or 58.0%, in 2024 and 2023, respectively.

Total SG&A expense for 2024 was $53.3 million, compared to $75.6 million in the prior year. The $22.4 million or 29.6% decrease resulted from multiple actions taken in 2024 to reduce operating expenses and better align SG&A against the lower revenue levels, including workforce and insurance program adjustments, contract reviews and negotiations, and software optimizations. Additionally, in 2024, the Company amended its MLB Promotional Rights Agreement, resulting in a decrease in amortization and media expense related to MLB assets of approximately $4.9 million compared to 2023.

An operating loss of $32 million in 2024 improved 21.2% from an operating loss of $40.6 million in 2023. Net loss for 2024 was $29.8 million, or $(0.19) per share, basic and diluted, compared to a net loss of $23.8 million, or $(0.16) per share, basic and diluted, in 2023. The lower net loss in 2023 was due to a combined net gain of $20.0 million in that year in the fair value of the Company's debt derivative and from its investment in DeFloria.

Excluding depreciation, amortization, and interest, the EBITDA1 loss for 2024 was $17.6 million, as compared to an EBITDA loss of $6.3 million for 2023. 2024 included a higher inventory provision than 2023, which included the combined net gain of $20.0 million in fair value of the Company's debt derivative and from its investment in DeFloria.  Excluding these items, the Adjusted EBITDA1 loss was $12.6 million for 2024, as compared to the Adjusted EBITDA loss of $22.7 million for 2023.

Balance Sheet and Cash Flow

Net cash used for operations in the fourth quarter of 2024 was $1.8 million. Net cash used for operations in the year ended December 31, 2024, was $21.2 million, including cash paid to MLB for license and media rights assets of $5 million. Capital expenditures of $3.9 million were primarily used for the in-house production of topical and gummy projects.

The Company’s cash and working capital as of December 31, 2024, were $22.6 million and $31.1 million, respectively, compared to $47.8 million and $54.5 million as of December 31, 2023, respectively.

“With reduced cash burn, having cash reserves exceeding $22 million provides the runway for 2025 growth and beyond,” said Mrs. Lind. “In-house production will increase in 2025, and continued expense discipline is key to stabilizing our financial position.”

Consolidated Financial Statements and Management’s Discussion and Analysis

The Company’s audited consolidated financial statements and accompanying notes for the three and twelve-month periods ended December 31, 2024, and 2023, and related management’s discussion and analysis of financial condition and results of operations (“MD&A”), are reported in the Company’s 10-K filing on the Securities and Exchange Commission website at www.sec.gov and on SEDAR+ at www.sedarplus.ca and will be available on the Investor Relations section of the Company’s website at https://investors.charlottesweb.com.

Analyst Conference Call

Management will host a conference call to discuss the Company’s 2024 fourth quarter and year-end results at 11:00 A.M. ET on March 19, 2025.

There are three ways to join the call:

•	Register and enter your phone number at https://emportal.ink/3EK35Bz to receive an instant automated call back, or
•	Dial 1-646-357-8785 or 1-800-836-8184 approximately 10 minutes before the conference call, or
•	Listen to the live webcast online.

Earnings Call Replay

A recording of the call will be available through March 26, 2025.  To listen to a replay of the earnings call, please dial 1- 646-517-4150 or 1-888-660-6345 and provide conference replay ID 90317#. A webcast of the call will also be accessible through the investor relations section of the Company’s website for an extended period of time.

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About Charlotte’s Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products that include Charlotte’s Web whole-plant full-spectrum CBD extracts as well as broad-spectrum CBD certified NSF for Sport®. Charlotte's Web branded premium quality full-spectrum CBD extract products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBN, CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products), CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, functional mushroom gummies, CBD capsules, CBD topical creams, and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and healthcare practitioners throughout the U.S.A. and online through the Company's website at www.charlottesweb.com.

Shares of Charlotte's Web trade on the Toronto Stock Exchange (TSX) under the symbol “CWEB” and are quoted in U.S. Dollars in the United States on the OTCQX under the symbol “CWBHF”.

Charlotte’s Web is the official CBD of Major League Baseball©.

© Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.

(1)	Non-GAAP Measures: The press release contains non-GAAP measures, including EBITDA and Adjusted EBITDA. Please refer to the section in the tables captioned “Non-GAAP Measures” below for additional information and a reconciliation to GAAP for all Non-GAAP metrics.

Forward-Looking Information

Certain information provided herein constitutes forward-looking statements or information (collectively, "forward-looking statements") within the meaning of applicable securities laws. Forward-looking statements are typically identified by words such as "may", "will", "should", "could", "anticipate", "expect", "project", "estimate", "forecast", "plan", "intend", "target", "believe" and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties, and other factors which may cause actual results, levels of activity, and achievements to differ materially from those expressed or implied by such statements. The forward-looking statements contained in this press release are based on certain assumptions and analysis by management of the Company in light of its experience and perception of historical trends, current conditions and expected future development and other factors that it believes are appropriate and reasonable.

Specifically, this press release contains forward-looking statements relating to, but not limited to: organizational changes, marketing plans and operational platform upgrades, and the impact of these initiatives on retail expansion, operational efficiencies, cash flow, revenue and e-commerce monetization; expectations relating to IT upgrades, marketing optimization and operational integrations; product expansion activities and the corresponding results thereof; sales volume ad gross margin expectations; anticipated timing for, and business impact of, in-house manufacturing of topical and gummy products; the impact of the Company’s product innovations on product development; regulatory developments and the impact of developments on both consumer action and the Company's opportunities and operations; activities relating to, and sponsorship of, legislation to advance regulatory framework; the impact of insourcing on operating margins, capital expenditures and R&D; anticipated consumer trends and corresponding product innovation; anticipated future financial results; the impact of the Company’s partnership with the MLB and PLL on the Company's exposure and sales; the Company’s ability to increase online traffic and demographic exposure through new products and marketing; and the impact of certain activities on the Company's business and financial condition and anticipated trajectory.

The material factors and assumptions used to develop the forward-looking statements herein include, but are not limited to: regulatory regime changes; anticipated product development and sales; the success of sales and marketing activities; product development and production expectations; outcomes from R&D activities; the Company's ability to deal with adverse growing conditions in a timely and cost-effective manner; the availability of qualified and cost-effective human resources; compliance with contractual and regulatory obligations and requirements; availability of adequate liquidity and capital to support operations and business plans; and expectations around consumer product demand. In addition, the forward-looking statements are subject to risks and uncertainties pertaining to, among other things: supply and distribution chains; the market for the Company's products; revenue fluctuations; regulatory changes; loss of customers and retail partners; retention and availability of talent; competing products; share price volatility; loss of proprietary information; product acceptance; internet and system infrastructure functionality; information technology security; available capital to fund operations and business plans; crop risk; economic and political considerations; and including but not limited to those risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ending December 31, 2024, and other risk factors contained in other filings with the Securities and Exchange Commission available on www.sec.gov and filings with Canadian securities regulatory authorities available on www.sedarplus.ca. The impact of any one risk, uncertainty, or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent, and the Company's future course of action depends on management's assessment of all information available at the relevant time.

Any forward-looking statement in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. Except as required by applicable law, the Company assumes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. All forward-looking statements, whether written or oral, attributable to the Company or persons acting on the Company's behalf, are expressly qualified in their entirety by these cautionary statements.

For further information contact:

Erika Lind

Chief Financial Officer

(720) 388-6505

Erika.Lind@CharlottesWeb.com

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars, except share and per share amounts)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$22,618	$47,820
Accounts receivable, net	1,263	1,950
Inventories, net	18,907	21,538
Prepaid expenses and other current assets	4,194	6,864
Total current assets	46,982	78,172
Property and equipment, net	26,337	27,513
License and media rights	13,691	17,070
Operating lease right-of-use assets, net	12,876	14,601
Investment in unconsolidated entity	10,800	11,000
SBH purchase option and other derivative assets	1,075	2,602
Intangible assets, net	1,049	887
Other long-term assets	632	703
Total assets	$113,442	$152,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,426	$2,860
Accrued and other current liabilities	5,246	8,682
Lease obligations - current	2,055	2,252
License and media rights payable - current	5,209	9,852
Total current liabilities	15,936	23,646
Convertible debenture	43,631	42,528
Lease obligations	13,652	15,655
License and media rights payable	11,809	11,338
Derivative and other long-term liabilities	1,327	3,823
Total liabilities	86,355	96,990
Commitments and contingencies
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized; 158,009,541 and 154,332,366 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	328,655	327,280
Accumulated deficit	(301,569)	(271,723)
Total shareholders’ equity	27,087	55,558
Total liabilities and shareholders’ equity	$113,442	$152,548

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenue	$49,667	$63,155
Cost of goods sold	28,407	27,589
Gross profit	21,260	35,566

Selling, general and administrative expenses	53,247	75,630
Asset impairment	—	548
Operating loss	(31,987)	(40,612)

Gain on initial investment in unconsolidated entity	—	10,700
Change in fair value of financial instruments	615	9,339
Other income (expense), net	1,565	(2,694)
Loss before provision for income taxes	$(29,807)	$(23,267)
Income tax expense	(39)	(529)
Net loss	$(29,846)	$(23,796)

Per common share amounts
Net loss per common share, basic and diluted	$(0.19)	$(0.16)

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands of U.S. dollars, except share amounts)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2022	152,135,026	$1	$325,431	$(247,927)	$77,505
Common shares issued upon vesting of restricted share units, net of withholdings	2,197,340	—	(251)	—	(251)
Share-based compensation	—	—	2,100	—	2,100
Net loss	—	—	—	(23,796)	(23,796)
Balance - December 31, 2023	154,332,366	$1	$327,280	$(271,723)	$55,558
Common shares issued upon vesting of restricted share units, net of withholding	3,677,175	—	(145)	—	(145)
Share-based compensation	—	—	1,520	—	1,520
Net loss	—	—	—	(29,846)	(29,846)
Balance - December 31, 2024	158,009,541	$1	$328,655	$(301,569)	$27,087

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

	Year Ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(29,846)	$(23,796)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,979	15,160
Change in fair value of financial instruments	(615)	(9,339)
Gain on initial investment in unconsolidated entity	—	(10,700)
Convertible debenture and other accrued interest	3,724	3,857
Gain on foreign currency transaction	(3,631)	1,142
Share-based compensation	1,520	2,100
Changes in right-of-use assets	1,771	1,918
Allowance for credit losses	140	1,240
Inventory provision	4,154	1,039
Asset impairment	—	548
Other	611	3,313
Changes in operating assets and liabilities:
Accounts receivable, net	361	(809)
Inventories, net	(1,520)	4,376
Prepaid expenses and other current assets	1,332	85
Operating lease obligations	(2,247)	(2,304)
Accounts payable, accrued and other liabilities	(1,664)	151
License and media rights payable	(5,000)	(8,000)
Income tax and other receivable	—	4,261
Other operating assets and liabilities, net	(330)	372
Net cash used in operating activities	(21,261)	(15,386)
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,851)	(3,691)
Proceeds from sale of assets	55	185
Net cash provided by/(used in) investing activities	(3,796)	(3,506)
Cash flows from financing activities:
Other financing activities	(145)	(251)
Net cash used in financing activities	(145)	(251)
Net decrease in cash and cash equivalents	(25,202)	(19,143)
Cash and cash equivalents - beginning of year	47,820	66,963
Cash and cash equivalents - end of year	$22,618	$47,820
Non-cash activities:
Non-cash issuance of note receivable	—	(170)
Non-cash purchases of property and equipment and intangibles	(3)	(233)

(1) Non-GAAP Measures - EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is not a recognized performance measure under U.S. GAAP.  The term EBITDA consists of net loss and excludes interest, taxes, depreciation, and amortization.  Adjusted EBITDA also excludes other non-cash items such as changes in fair value of financial instruments (Mark-to-Market), Share-based compensation, and impairment of assets. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP.  The non-GAAP financials measures do not have a standardized meaning prescribed under U.S. GAAP and therefore may not be comparable to similar measures presented by other issuers.  The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the table below:

Adjusted EBITDA for the three and twelve months ended December 31, 2024, and 2023 is as follows:

	Charlotte's Web Holdings, Inc.
	Statement of Adjusted EBITDA
	(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)		(audited)
U.S. $ Thousands	2024	2023	2024	2023

Net loss	$(3,371)	$(8,589)	$(29,846)	$(23,796)
Depreciation of property and equipment and amortization of intangibles	2,473	3,650	9,979	15,160
Interest (income) expense	643	350	2,201	1,786
Income tax expense	(22)	529	39	529
EBITDA	(277)	(4,060)	(17,627)	(6,321)

Stock Comp	223	454	1,520	2,100
Mark-to-market financial instruments	86	(3,752)	(615)	(9,339)
Impairment	—	548	—	548
Inventory Provision	228	309	4,154	1,039
Initial gain on investment in DeFloria	—	—	—	(10,700)

Adjusted EBITDA	$260	$(6,501)	$(12,568)	$(22,673)